CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$100,000,000	$11,460

PROSPECTUS	Pricing Supplement Number: 5541
Dated December 1, 2011	Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT	Dated August 15, 2012
Dated December 1, 2011	Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Callable Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	August 15, 2012

Settlement Date (Original Issue Date):	August 24, 2012

Maturity Date:	August 24, 2037, subject to redemption at the option of the Issuer (as set forth below).

Principal Amount:	US$100,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	1.00%

All-in Price:	99.00%

Net Proceeds to Issuer:	US$ 99,000,000

Interest Rate:	4.575%

Interest Payment Dates:	Monthly on the 24th of each month, commencing on September 24, 2012 and ending on the maturity date or the early redemption date, if applicable

Day Count Convention:	30/360, Modified Following, Unadjusted

Filed Pursuant to Rule 424 (b) (2)
Dated August 15, 2012
Registration Statement No. 333-178262

Business Day Convention:	New York

Method of Settlement:	Depository Trust Company

Trustee:	The Bank of New York Mellon

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Issuer Redemption:

We may redeem your Notes, in whole or in part, at the Redemption Price set forth below on any Interest Payment Date commencing on or after August 24 2016. If we exercise our redemption option, the Interest Payment Date on which we so exercise it will be referred to as the “Early Redemption Date”

Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

Call Notice Period:	At least 30 business days’ prior written notice to the trustee and DTC

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

CUSIP:	36962G6E9

ISIN:	US36962G6E96

Filed Pursuant to Rule 424(b)(2)
Dated August 15, 2012
Registration Statement No. 333-178262

Plan of Distribution:

The Notes are being purchased by Barclays Capital Inc. (the “Underwriter”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.